M1                                                        Letter of Engagement


PARTIES INVOLVED

     This letter constitutes an agreement to develop software between M1 Software (M1) and Panoramic Care Manager, Inc. (CLIENT).

SCOPE OF WORK

     M1 will provide the following software consulting services (the "Services") to CLIENT:

     o    Software development and technical assistance to CLIENT developers;
          and

     o Software architectural development, preparation of software specifications, and related activities, and assistance thereon;

PAYMENT AND BILLING INFORMATION

     M1's discounted hourly rate Software Engineers under this engagement is $80.00. M1 is entering this contract on a time and materials hourly basis. In return for services, CLIENT shall pay a retainer to M1 in the amount of $30,000.00 upon project inception. M1 will bill our hourly rate against this retainer until it is 50% depleted and then apply the balance to the final invoice. During the course of the project, M1 shall submit invoices to CLIENT on a regular basis. These invoices will indicate date, developer, hours worked, and work accomplished. These invoices are payable on Net 10 day terms.

     As additional compensation for services, CLIENT will grant to M1 60 SHARES OF COMMON STOCK FOR EACH HOUR of Services provided to CLIENT to a maximum of 50,000 shares.

CONFIDENTIALITY

      In connection with this engagement, M1 shall have access to or possession of CLIENT's written procedural, and CLIENT's manual and data processing business systems all of which are descriptive of CLIENT's proprietary practices and methods of doing business on as needed basis. M1 understands that all such CLIENT documentation, accounting information and business systems are the property of CLIENT and shall be of a confidential nature and shall be deemed trade secrets of CLIENT. M1 shall not disclose such information or material to, or utilize such information or material for, any other party. M1 agrees to return to CLIENT materials furnished by CLIENT, or created by M1 for CLIENT, at anytime at CLIENT's request upon receipt of payment for any unbilled services requested by CLIENT and completed by M1. M1 agrees to keep CLIENT information and material in a secure place, under access and user restrictions designed to


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      prevent disclosure or copying of the software to unauthorized persons in a manner not less strict that those applicable to CLIENT's trade secrets.

OWNERSHIP

      M1 will develop the using its library of software tools, code and expertise in the course of the development of the application. The software, source code and documentation created by M1 for CLIENT, shall be wholly owned by CLIENT.

EMPLOYMENT SOLICITATION

      CLIENT agrees not to solicit for employment, to hire, or to contract with M1's employees, agents or other personnel utilized by either party during the period work is being performed pursuant to this Agreement or any Schedule thereunder or for a period of twenty-four (24) months thereafter without the prior written permission of M1. Termination of this Agreement or any Schedule hereunder shall not relieve CLIENT of the restrictions contained in this Section. Any breach of this covenant will result in a penalty of four times the compensation paid to M1's employees, agents or other personnel utilized by either party during the period work is being performed pursuant to this Agreement or any Schedule thereunder.

UNRELATED PROBLEMS

      M1 will not alter any of the CLIENT's system configuration settings outside of the scope as determined by the specification resulting from this engagement, and so will not be responsible for system-related problems except where related to M1-produced code. These problems may include, but are not limited to, Windows and operating system configuration errors, printer drivers, speed of the software, hardware failures, network specific problems of any sort, and user errors. All programming environment and software tools contain certain errors and omissions. These problems are not within the control of M1.

SOFTWARE SPEED

      M1 Software will make every effort to optimize the speed of the software resulting from this agreement. We strive for fast software. Factors affecting speed may include, but are not limited to, Windows and operating system configuration, printer drivers, speed of hardware and network configuration. These problems are not within the control of M1.

FAIR USE

      CLIENT agrees to allow M1 Software to use images and descriptions of the software developed as a result of this agreement to demonstrate our level of workmanship and


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      quality that we provide our customers in slick sheets, CD-ROM and other media. M1 will ensure that no confidential CLIENT information is revealed with these samples.

LIMITATION OF LIABILITY

      The entire and exclusive liability and remedy for breach of this software agreement shall be limited to the amount paid to M1 under terms of this contract, and shall not include or extend to any other damages, including but not limited to, loss of profit, data, incidental or consequential damages. In no event will M1 software's liability for any damages to the CLIENT ever exceed the actual compensation received by M1 regardless of the form of the claim. However, CLIENT shall be entitled to injunction relief in connection with a breach of confidentiality of CLIENT systems and materials.

WARRANTY

      M1 will warrant software produced for CLIENT for a period of 90 days past acceptance of the Release Candidate. M1 reserves the right to determine whether or not bugs found are caused by M1 produced code, or not. M1 will be fair and equitable in the determination of the cause of any ensuing problems during the warranty period. If it is determined that problems identified are not the result of M1 code, M1 will undertake to resolve the problem on a time and materials basis if the CLIENT requests it. During the warranty period, CLIENT must make earnest efforts to rigorously employ the application, and identify any bugs.

MISCELLANEOUS

      If any portion of this agreement is found void or unenforceable, the remainder will remain valid and enforceable according to its terms. This statement shall be construed, interpreted, and governed by the laws of the State of California, USA. M1 Software reserves all rights not specifically granted in this document.

      M1 warrants infringement against trade secrets, trademark, copyright, patent or other proprietary rights of other parties.


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SIGNED:


M1 Software                               Panoramic Care Manager, Inc.
1639 11th Street, Suite 200               11350 W. 72nd Place
Santa Monica, CA 90404                    Arvada, CO 80005



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